                    CERTIFICATE OF AMENDMENT
                               TO
                   ARTICLES OF INCORPORATION

                               OF

                         MO BETTA CORP.

     The undersigned, being the President and Secretary of Mo Betta Corp., hereby declare that the original Articles of the corporation were filed with the Secretary of State of the State of Nevada on March 24. 1987. Pursuant to the provisions of NRS 78.385-390 at a duly noticed and convened meeting on October 21, 1998, the Shareholders of the corporation, representing a majority of the voting power of the company's Common Stock unanimously voted for the following amendment to the Articles of Incorporation changing the total authorized capital stock from 25,000 shares of Common Stock, par value $1.00, to 75,000,000 shares of Common Stock, par value $0.001

     Article IV shall be amended as follows:

          ARTICLE IV. AUTHORIZATION OF CAPITAL STOCK The amount of the total authorized capital stock of the corporation shall be Seventy-Five Thousand Dollars ($75,000), consisting of
     Seventy-Five Million (75,000,000) shares of Common Stock, par value $.001 per share.

          The total number of shares of Common Stock of the Company issued and outstanding on October 2. 1998 were forward split on the basis of 1000 for 1. This does not affect the total authorized shares or the par value

          As a result of the split, any fractional shares shall be rounded up to the next whole share

     This amendment and the share split shall be effective on filing of this Amended Certificate

     THE UNDERSIGNED, being the President and Secretary of Mo Betta Corp. hereby declares and certifies that the facts herein stated are true and, accordingly, has hereunto set his hand this 22nd day of October, 1998

                    /s/ Robert G. Eadie
                    Robert Gregory Eadie, President and Secretary

STATE OF NEVADA     )
                    )    ss.
COUNTY OF WASHOE    )

     On this 22nd day of October, 1998, before me, a Notary Public appeared Robert Gregory Eadie, personally known or proven to me to be the President and Secretary respectively, of Mo Betta Corp. and that he executed the above instrument.

                    /s/ Michael J. Morrison
                    MICHAEL J. Morrison
                    Notary Public - State of Nevada
                    Appointment Recorded in Washoe County
                    No. 94-0957-2 - Expires August 24, 2002